Exhibit 99.1

FOR IMMEDIATE RELEASE

Jones Soda Co. to Raise $3.2 Million in Registered Direct Offering

Seattle, WA – February 2, 2012 – Jones Soda Co. (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced it has entered into a definitive agreement with institutional and accredited investors to sell common stock and warrants in a registered direct offering with gross proceeds of approximately $3.2 million.

“The proceeds of this equity financing will support our cash flow as we continue our mission to increase sales and distribution and improve the bottom line,” said Bill Meissner, CEO of Jones Soda. “We believe that we are headed in the right direction, and these funds, combined with our current cash and our previously announced $2 million credit facility, significantly enhance our financial position and will further enable us to work towards sustainable profitability.”

In connection with the offering, the Company will issue an aggregate of 6,415,000 shares of common stock and warrants to purchase up to an additional 3,207,500 shares of common stock. The securities will be sold in units at a price of $0.50 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.5 of a share of common stock. The warrants will have an exercise price of $0.70 per share and are exercisable for a five-year period commencing six months after issuance.

The closing of the offering is expected to occur on or about February 6, 2012, subject to customary closing conditions, at which time the Company will receive the cash proceeds and deliver the securities.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive placement agent for the offering.

The common stock and warrants are being offered by the Company pursuant to an effective registration statement on Form S-3 filed with the Securities and Exchange Commission (SEC). A prospectus supplement relating to the offering described above will be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The securities may only be offered by means of a prospectus. Copies of the prospectus supplement and related prospectus can be obtained directly from Rodman & Renshaw, LLC at placements@rodm.com or (212) 356-0549, or by mail at 1251 Avenue of the Americas, 20th Floor, New York, NY 10020, or from the SEC’s website at www.sec.gov.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda® and WhoopAss Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers.

Forward-Looking Statements Disclosure

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming”. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda’s actual results include, among others, its ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market, its ability to successfully execute on its operating plan; its ability to secure additional financing or to generate sufficient cash flow from operations; its ability to use the net proceeds from any financings to improve its financial condition or market value; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to receive returns on its trade spending and slotting fee expenditures; its ability to maintain brand image and product quality; its ability to protect its intellectual property; the impact of current and future litigation; its ability to develop new products to satisfy customer preferences; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda’s financial results is included in Jones Soda’s most recent annual report on Form 10-K for the year ended December 31, 2010 and in the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission in 2011. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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For further information, contact:

Amanda Foley

Duo PR, for Jones Soda Co.

(206) 957-1387

amanda@duopr.com

or

Carrie Traner

Vice President of Finance

Jones Soda Co.

(206) 624-3357

ctraner@jonessoda.com